Exhibit 99.1

SUBSIDIARY CHAIN OF OWNERSHIP

The shares of Digimarc Corporation beneficially owned by Reuters Group PLC were held in the name of Reuters Holdings Switzerland S.A. and Reuters Limited. Both Reuters Holdings Switzerland S.A. and Reuters Limited are wholly-owned through the following chain of ownership, all of which entities are wholly-owned subsidiaries of Reuters Group PLC:

For Reuters Holdings Switzerland S.A.:

Reuters Group PLC
Reuters Investments Limited
Reuters Holdings Limited
Reuters Limited
Reuters Group Overseas Holdings (UK) Limited
Reuters Overseas Holdings BV
Reuters Holdings Switzerland S.A.

For Reuters Limited:

Reuters Group PLC
Reuters Investments Limited
Reuters Holdings Limited
Reuters Limited

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